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Exhibit (d)(6)

INTERACTIVE INTELLIGENCE, INC.

1995 INCENTIVE STOCK OPTION PLAN

This document constitutes part of a prospectus
covering securities that have been registered
under the Securities Act of 1933.

        Interactive Intelligence, Inc., an Indiana corporation (the "Company"), has in effect a 1995 Incentive Stock Option Plan (the "Plan"). This Memorandum relates to the shares of the common stock, $.01 par value, of the Company ("Shares") that may be issued by the Company to any person, including its officers and directors, employed by the Company or any Parent or Subsidiary, as such terms are defined in the Plan, of the Company, pursuant to the exercise of stock options granted under the Plan.

        The Company has filed a Registration Statement on Form S-8 (File No. 333-87919) with the Securities and Exchange Commission (the "Commission"). The Registration Statement incorporates by reference certain documents filed with the Commission, including quarterly and annual reports. Such documents are also incorporated by reference into the prospectus of which this document is a part. A participant under the Plan may receive, without charge, a copy of any such document incorporated by reference into the Registration Statement, or any other document required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended, upon written or oral request directed to the Secretary of the Company at the Company's principal offices located at 8909 Purdue Road, Suite 300, Indianapolis, Indiana 46268. The Company's telephone number is (317) 872-3000.

The date of this Memorandum is September 27, 1999.

THE 1995 INCENTIVE STOCK OPTION PLAN

        The Company's Board of Directors (the "Board") approved the Plan effective August 14, 1995 and recommended its approval by the Company's then sole shareholder which was also obtained on August 14, 1995. The Plan has been amended twice by the Board since August 14, 1995, with such amendments occurring on November 11, 1997 and July 12, 1999. The Plan reserves for issuance 3,750,000 Shares (subject to adjustment for subsequent stock splits, stock dividends, recapitalizations and certain other changes in the Company's outstanding Shares) upon exercise of stock options granted as incentive awards to the Company's Employees by a committee appointed by the Board (the "Committee"), which administers the Plan. The Plan provides for the grant to employees of the Company who, in the opinion of the Committee, have the capacity for contributing in a substantial measure to the successful performance of the Company, awards in the form of stock options qualifying for tax treatment under Section 422 of the Code ("Incentive Stock Options") and stock options not qualifying for tax treatment under Section 422 of the Code ("Non-Qualified Stock Options"). Incentive Stock Options and Non-Qualified Stock Options are collectively referred to herein as "Options." Upon stockholder approval of the new 1999 Stock Option and Incentive Plan on April 16, 1999, the Board determined that no new Options will be granted under the Plan.

        The term of the Plan will run for a period of ten years, expiring August 13, 2005, unless terminated earlier. Incentive Stock Options granted under the Plan must be exercised within ten years of the date granted (or, in the case of an Employee who, at the date of grant, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, five years) or such shorter term as may be provided in the Incentive Stock Option Agreement.

        The essential features of the Plan are summarized below, but such summary is qualified in its entirety by the full text of the Plan, a copy of which is available for inspection at the Company's principal offices. Capitalized terms used but not defined herein have the meanings assigned to them in the Plan.

Stock Subject to the Plan

        The stock subject to the Plan consists of 3,750,000 Shares. The number of Shares issued pursuant to an award under the Plan is charged against the maximum number of Shares set forth above. However, any Shares subject to an Option which terminates or is surrendered for cancellation may again become available for new awards under the Plan. The Shares issued pursuant to an award may be authorized but unissued, or reacquired Shares.

Options

  Grant of Options

        Except as expressly limited by the Plan, the number of Shares subject to any Option granted under the Plan shall be determined by the Committee. Incentive Stock Options are only granted to participants who are Employees. No Incentive Stock Option can be granted to an Employee which would permit the Employee to acquire, through the exercise of all other incentive stock options granted to such Employee by the Company or any Parent or Subsidiary, in any calendar year, Shares having an aggregate fair market value (determined for each Share as of the date of grant of the Option covering such Share) in excess of $100,000 (determined by assuming that the Employee will exercise each incentive stock option on the date that such option first becomes exercisable).

        The exercise price for Incentive Stock Options will be not less than 100% (or, in the case of an Employee who, at the date of the grant, owns shares representing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, 110%) of the fair market value per Share on the date the Incentive Stock Option is granted.

  Exercise or Termination of Options

        No Incentive Stock Option granted under the Plan may be exercised more than ten years (or, in the case of an Employee who, at the date of the grant, owns stock representing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Parent or Subsidiary, five years) from the date it is granted or such shorter term as may be provided in the Incentive Stock Option Agreement. Non-Qualified Stock Options may be exercised during such term as the Committee determines at the time of grant. No Non-Qualified Stock Option granted under the Plan may be exercised more than ten years from the date it is granted or such shorter term as the Committee may determine. Options granted under the Plan generally become vested (i.e., exercisable) 20% per year beginning on the first anniversary of the date of grant or initial hire.

        To exercise an Option, the Employee must give written notice to the Company that he desires to exercise his Option including payment for the Shares with respect to which the Option is exercised. Payment for Shares issuable upon the exercise of an Option is due at the time of exercise and may be made: (i) in cash (including check); (ii) promissory note; (iii) by delivery of Shares already owned by the Employee having a fair market value on the date of surrender equal to the aggregate exercise price; (iv) by any combination of such methods of payment; or (v) by such other consideration and method of payment for the issuance of Shares to the extent permitted under the Indiana Business Corporation law.

        In the event of termination of an Optionee's Continuous Status as an Employee other than termination of such status by reason of the Employee's total and permanent disability or death, the Employee may, but only within thirty (30) days after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise the Options to the extent that the Employee was entitled to exercise the Options at the date of such termination. To the extent that the Employee was not entitled to exercise the Options at the date of such termination, or if the Employee does not exercise such Options (which the Employee was entitled to exercise) within the time specified herein, the Options will terminate.

        In the event of termination of an Optionee's Continuous Status as an Employee as a result of such Employee's total and permanent disability (as defined in Section 22(e)(3) of the Code), such Employee may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Board, with such determination begin made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent such Employee was entitled to exercise it at the date of such termination. To the extent such Employee was not entitled to exercise the Option at the date of termination, or if such Employee does not exercise such Option (which such Employee was entitled to exercise) within the time specified herein, the Option will terminate.

        In the event of the death of an Optionee during the term of the Option who is at the time of his or her death an Employee of the Company and who had been in Continuous Status as an Employee since the date of grant of the Option, the Option may be exercised, at any time within six (6) months (or such other period of time as is determined by the Board at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee six (6) months (or such other period of time as is determined by the Board at the time of grant of the Option) after the date of death.

Administration

        The Committee administers the Plan. All members of the Committee are Board members and are appointed by the Board. The members of the Committee serve at the pleasure of the Board. Subject to the terms of the Plan, the Committee has the authority, in its discretion: (i) to grant Options; (ii) to determine the exercise price per share of Options to be granted; (iii) to determine the Employees to whom, and the time or times at which, Options will be granted and the number of Shares to be represented by each Option; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (vii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option, consistent with the provisions of the Plan; and (viii) to make all other determinations deemed necessary or advisable for the administration of the Plan.

Amendment and Termination of the Plan

        The Board may terminate the Plan at any time, and may at any time and from time to time and in any respect amend or modify the Plan; provided however, that: (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 10 of the Plan; (ii) any change in the designation of the class of persons eligible to be granted Options; or (iii) any material increase in the benefits accruing to participants under the Plan, will require shareholder approval in the manner described in the Plan. No termination, amendment or modification of the Plan will in any manner affect any Options already granted under the Plan without the written consent of the Optionee.

Effect of Changes in Capitalization and Dissolution or Liquidation

        Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Option and the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock of the Company or the payment of a stock dividend with respect to the Common Stock of the Company or any other increase or decrease in the number of issued shares of Common Stock of the Company effected without receipt of consideration by the Company.

        In the event of the dissolution or liquidation of the Company, an Option will terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option will terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

Miscellaneous Provisions

        No Option may be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or the laws of descent and distribution.

        The Board has the right, in its sole and absolute discretion, to accelerate the date on which the Options become vested and exercisable for the entire Option Shares (to the extent not previously vested or exercised) to the date immediately prior to the consummation of any of the following events: (i) the sale or transfer by the Company of all or substantially all of its assets; (ii) the sale or exchange in one transaction of outstanding shares of the Company having at least two-thirds (2/3) of the total number of votes that may be cast for the election of the Board; (iii) any cash tender offer or exchange offer, contested election, or any combination of the foregoing transactions, as a result of which the persons who are Directors of the Company before the transaction will cease to constitute a majority of the Board or of the board of directors of any successor to the Company; or (iv) any merger or other business combination or similar action of the Company in which the shareholders of the Company receive less than fifty percent (50%) voting interest in the new continuing entity. If the Board exercises its rights to accelerate the Options, the Board will notify each Optionee that the vesting and exercisability has been accelerated and that the Option is subject to lapse and termination if not timely exercised, which notice will be given at least five (5) days prior to the consummation of the events set forth in (i), (ii), (iii) or (iv) of this paragraph giving rise to such acceleration. In the event and to the extent that the Board exercises its right to accelerate the vesting of the Options as provided above but an Optionee does not exercise an Option upon occurrences of one of the events described in subparagraphs (i), (ii), (iii) and (iv) of this paragraph, then such Option will lapse and terminate upon consummation of such event.

OTHER INFORMATION REGARDING THE PLAN

Legal Status

        The Plan is not subject to any provision of the Employee Retirement Income Security Act of 1974, as amended, and does not qualify under Section 401(a) (relating to certain pension, profit-sharing, and stock bonus plans) of the Code. The Plan is intended to qualify under Section 422 (relating to "incentive stock option plans") of the Code.

Employee Rights Under the Plan

        No person selected for participation in the Plan, notwithstanding such status, will acquire any rights, as a result of such selection, to retain their employee status with the Company for any specific period of time.

Federal Income Tax Consequences

        The statements below are based upon those laws that are in force on the date of this Memorandum and are subject to any subsequent changes therein. The following discussion applies only to acquisitions or dispositions of Options occurring during the lifetime of the participants. The consequences may differ in the event of an acquisition or disposition of an Option following the death of a participant. The Company and its employees may also be subject to federal, state and local taxes. In view of the individual nature of tax consequences, each participant is advised to consult his or her own tax adviser with respect to the specific tax consequences of participation in the Plan, including the effect and applicability of federal, state, local and other tax laws and the possible effects of changes therein.

  Taxation of Ordinary Income and Capital Gains

        Subject to certain exceptions, the maximum federal tax rate on "net capital gain" from the sale or exchange of capital assets is 20%. "Net capital gain" is the excess of net long-term capital gain over net short-term capital loss. Short-term capital gains are taxed at the same rates applicable to ordinary income. Gains or losses from the sale or exchange of capital assets will be "long term" if the capital asset was held for more than one year and "short term" if the capital asset was held for one year or less. For taxpayers with certain income levels, the marginal tax rate applicable to ordinary income can range up to 39.6%. The classification of income as ordinary income or capital gain is also relevant for income tax purposes for taxpayers who have capital losses and investment interest.

  Non-Qualified Stock Options

        A participant who is granted a Non-qualified Stock Option does not recognize taxable income upon the grant of the Option, and the Company is not entitled to a tax deduction. The participant will recognize ordinary income upon the exercise of the Non-qualified Stock Option in an amount equal to the excess of the fair market value of the option shares on the exercise date over the exercise price for the option shares. Such income will be treated as compensation to the participant subject to applicable withholding requirements. The Company is generally entitled to a tax deduction in an amount equal to the amount taxable to the participant as compensation income in the year the income is taxable to the participant.

        The participant will also be required to recognize gain or loss upon the sale of the option shares. If the selling price of the option shares exceeds the participant's basis in the shares, the participant will recognize long-term capital gain if the option shares were held for more than one year, and short-term capital gain if the shares were held for one year or less. If the selling price of the option shares is less than the participant's basis in the shares, the participant will recognize long-term capital loss if the shares were held for more than one year, and short-term capital loss if the shares were held for one year or less. The participant's basis in the option shares will equal the amount of ordinary income recognized by the participant upon exercise of the Non-qualified Stock Option, plus any cash paid to exercise the Non-qualified Stock Option.

  Incentive Stock Options

        A participant who receives an Incentive Stock Option does not recognize taxable income upon the grant or exercise of the Incentive Stock Option, and the Company is not entitled to a tax deduction. The difference between the exercise price and the fair market value of the option shares on the date of exercise, however, will be treated as a tax preference item for purposes of determining the alternative minimum tax liability, if any, of the participant in the year of exercise. The Company will not be entitled to a deduction with respect to any item of tax preference.

        A participant will recognize gain or loss upon the disposition of Shares acquired from the exercise of Incentive Stock Options. The nature of the gain or loss depends on how long the option shares were held. If the option shares are not disposed of pursuant to a "disqualifying disposition" (i.e., no disposition occurs within two years from the date the Incentive Stock Option was granted nor one year from the date of exercise), the participant will recognize long-term capital gain or capital loss depending on the selling price of the Shares. If option shares are sold or disposed of as part of a disqualifying disposition, the participant must recognize ordinary income in an amount equal to the lesser of the amount of gain recognized on the sale, or the difference between the fair market value of the option shares on the date of exercise and the exercise price for the option shares. Any additional gain will be taxable to the participant as a long-term or short-term capital gain, depending on how long the option shares were held. The Company is generally entitled to a deduction in computing its federal income taxes for the year of disposition in an amount equal to any amount taxable to the participant as ordinary income pursuant to a "disqualifying disposition" by the participant.

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